EXHIBIT 9(A)(II)

           FORM OF ADDENDUM TO THE TRANSFER AGENCY AND
                      SERVICE AGREEMENT FOR

                       THE FUND FOR LIFE,
    ZERO TARGET 2002 SERIES, AND CAPITAL APPRECIATION SERIES
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        ADDENDUM TO TRANSFER AGENCY AND SERVICE AGREEMENT



     The Transfer Agency and Service Agreement, made the __ day of _____, 1989 between The GCG Trust (formerly, The Specialty Managers Trust and Western Capital Specialty Managers Trust) (the "Trust"), a Massachusetts business trust having its principal place of business at 909 Third Avenue, New York, New York 10022, and State Street Bank and Trust Company (the "Bank"), a Massachusetts Trust Company having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Agreement"), is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement, which is dated as of the ____ day of ____, 1991.

                           WITNESSTH:

     WHEREAS, the Trust has previously established and currently offers seven separate series designated as Liquid Asset Series, Limited Maturity Bond Series, All-Growth Series, Natural Resources Series, Real Estate Series, Fully Managed Series, and Multiple Allocation Series (the "Initial Portfolios"); and

     WHEREAS, the Trust has subsequently established five new series designated as The Masters Series, The Intermediate Bond
Series, Zero Target 2002 Series, Capital Appreciation Series, and
The Fund for Life; and

     WHEREAS, the Trust desires to appoint the Bank as Transfer Agent, Dividend Disbursing Agent and Agent in connection with certain other activities for The Masters Series, The Intermediate Bond Series, Zero Target 2002 Series, Capital Appreciation Series, and The Fund for Life on the terms set forth in the Agreement and herein and the Bank is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:




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          In addition to its responsibilities as
          specified in the Agreement, the Trust hereby constitutes and appoints the Bank as Transfer
          Agent, Dividend Disbursing Agent and Agent in connection with certain other activities with respect to The Masters Series, The
          Intermediate Bond Series, Zero Target 2002
          Series, Capital Appreciation Series and The
          Fund for Life which, together with all other
          Portfolios previously established by the
          Fund, shall be Portfolios under the Agreement as provided in Article 8, subject to the terms and conditions as specified in the Agreement and this Addendum and the fees to be paid to the Bank shall be the same amount set forth in the Agreement for each of the Initial Portfolios, or such other fees as may be negotiated by the parties hereto.

     This Addendum shall take effect with respect to such Portfolios as of the day such Portfolios begin operations.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date indicated above.

                          THE GCG TRUST



Attest:                   By  ____________________________

                          STATE STREET BANK AND TRUST COMPANY



Attest:                   By  ____________________________
















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